Exhibit 23


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement
No. 333-120617 on Form S-8 of our report dated June 27, 2006, relating to the statement of net assets available for plan benefits of the GMAC Mortgage Group, Inc. Savings Incentive Plan as of December 31, 2005 and 2004 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2005, appearing in this Annual Report on Form 11-K of the GMAC Mortgage Group, Inc. Savings Incentive Plan for the year ended December 31, 2005.



/s/ Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP
Philadelphia, PA
June 27, 2006